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                                                                     EXHIBIT 2.2

                            PROPERTY OPTION AGREEMENT

         PROPERTY OPTION AGREEMENT, dated effective March 6, 2002 (this "Agreement"), by and between Fog Cutter Capital Group Inc., a Maryland corporation (the "Company"), and the individuals indicated on the signature page(s) and listed on Schedule 1 hereto (collectively, the "Stockholder"), each a stockholder of the Company.

         WHEREAS, the Stockholder is the owner of the shares of common stock, par value $.0001 per share ("Company Common Stock"), of the Company set forth on
Schedule 1 hereto (the "Subject Shares"); and

         WHEREAS, the Stockholder wishes to sell the Subject Shares for cash and a certain real estate property described herein; and

         WHEREAS, the Company desires to acquire the Subject Shares, from time to time, in the manner provided herein to prevent any adverse impact on its share price, to acquire shares at a discount to book value, to protect its liquidity position and to dispose of certain non-core real estate assets; and

         WHEREAS, the Company desires to acquire an option to put a certain real estate property described herein at the exercise price and during the exercise period specified in Section 1 below, and Stockholder is willing to grant such option to the Company in exchange for the consideration and on the terms set forth in this Agreement; and

         WHEREAS, the Stockholder requested an option to put all (but not less than all) of the Subject Shares at the exercise price and during the exercise period specified in Section 2 below, and Company is willing to grant such option in exchange for the consideration and on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Stockholder and the Company agree as follows:

         1.       COMPANY PUT OPTION.

                  (a) GRANT OF PUT OPTION. Subject to the terms and conditions set forth in this Agreement, the Stockholder hereby grants to the Company the option (the "Put Option") to require the Stockholder to purchase, during the Put Option Exercise Period (as defined below), the Wilsonville Property (as defined below) for the Property Put Purchase Price (as defined below in this Section 1).

                  (b) EXERCISE PRICE. For purposes of this Agreement, the "Property Put Purchase Price" means $1,900,958.25, plus any cash dividends paid by the Company on 623,265 shares of the Subject Shares and received by the Stockholder between January 10, 2002, and the
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Put Option Closing (as defined below). The amount payable by the Stockholder to the Company pursuant to the foregoing is payable in U.S. Dollars. To secure performance of the Company's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement, the Company shall provide Stockholder with a deed of trust substantially in the form of attached Exhibit 1(b) duly executed and acknowledged by the Company, for recording against the Wilsonville Property. The trust deed shall contain provisions for reconveyance of trust deed promptly upon performance by the Company of its obligations under this Agreement. To secure performance of the Stockholder's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement, the Stockholder shall deliver 623,265 shares of the Subject Shares, duly endorsed in blank, to the Company, to be held by the Company subject to the provisions of this Section 1(b). If the Put Option expires without it having been exercised by the Company and the Wilsonville Property has not been conveyed to the Stockholder pursuant to the Put Option described in Section 2 below, the Stockholder shall deliver to the Company an executed original request for full reconveyance of the trust deed relating to the Wilsonville Property and take all further actions necessary to fully reconvey the property to the Company and any costs associated therewith shall be paid one-half by the Company and one-half by the Stockholder and neither the Company nor the Stockholder shall have any further obligations or liability under this Section 1, except as expressly provided.

                  (c) PAYMENT AND DELIVERY. The Stockholder shall pay the Property Put Purchase Price to the Company against delivery by the Company of an Oregon statutory special warranty deed (the "Deed") representing the Wilsonville Property at the Put Option Closing, subject to the conditions specified in
Section 1(b) above, at the Company's offices simultaneously with payment of the Property Put Purchase Price. The Deed shall convey to the Stockholder (or its designee(s)) all of the Company's right, title and interest in the Wilsonville Property (such as it is) and be free and clear of any liens, claims, charges and encumbrances of State Street Bank and Trust Company, as Trustee, for certain lenders. The Company shall pay the cost of the premium for an ALTA Owner's standard coverage title insurance policy insuring fee simple title vested in the Stockholder (or its designee(s)), subject only to liens, claims, charges and encumbrances approved in writing by both the Company and the Stockholder. All customary prorations, including without limitation real property taxes, shall be made as of the date of delivery of the Deed. Any escrow fee shall be paid one-half by the Company and one-half by the Stockholder. All other closing costs shall be paid by parties in accordance with local custom.

                  (d) EXERCISE PERIOD. The Company's right to require Stockholder to purchase the Wilsonville Property will commence upon January 11, 2003, and will terminate and expire on January 20, 2003 (such period, the "Put Option Exercise Period"), subject to the provisions of Section 1(e) below.

                  (e) EXERCISE OF PUT OPTION.

                           (i) At any time during the Put Option Exercise
Period, the Company may exercise the Put Option by delivering to the Stockholder a written notice in substantially the form attached hereto as Exhibit 1(e) (the "Put Option Exercise Notice").
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                           (ii) The Company shall not be under any obligation to
exercise the Put Option, and may allow the Put Option to expire without requiring the Stockholder to purchase the Wilsonville Property. Notwithstanding any provision herein contained to the contrary, the Company shall have no right to exercise the Put Option if (A) the Put Option described in Section 2 below has been exercised, (B) pursuant to the Put Option described in Section 2 below, a Property Delivery Failure Notice has been delivered by the Stockholder and the Stockholder has delivered to the Company an executed original request for full reconveyance of the trust deed relating to the Wilsonville Property as described and authorized by the provisions of said Section 2 below or (C) the Wilsonville Property is for any reason not a separate legal parcel under Oregon law.

                  (f) CLOSING. The Closing for the purchase and sale, if any, of the Wilsonville Property (the "Put Option Closing") shall occur in Portland, Oregon, or such other location as the parties may agree, as promptly as practicable, and in any event within three (3) business days, after the Stockholder's receipt of the Put Option Exercise Notice. In the manner and subject to the terms set forth in this Section 1, the Company shall deliver the Deed to the Stockholder, against delivery of the Property Put Purchase Price in U.S. dollars in immediately available funds and by wire transfer to such account as the Company directs in writing at least two (2) days prior to the Put Option Closing.

         2.       STOCKHOLDER PUT OPTION.

                  (a) GRANT OF PUT OPTION. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Stockholder an option (the "Put Option") to require the Company to purchase, during the Put Option Exercise Period (as defined below), the Subject Shares for the Subject Shares Put Purchase Price (as defined below).

                  (b) EXERCISE PRICE. The Subject Shares Put Purchase Price means $317,108.50 (the "Cash Payment"), less any cash dividends paid by the Company on the Subject Shares and received by the Stockholder between January 10, 2002, and the Put Option Closing (as defined below), plus the delivery (the "Property Delivery") of the Wilsonville Property on the Put Option Closing (as defined below). The amount payable by the Company to the Stockholder pursuant to the foregoing is payable in U.S. Dollars. To secure performance of the Company's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement, the Company shall provide Stockholder with (i) a deed of trust substantially in the form of attached Exhibit 1(b) duly executed and acknowledged by the Company, for recording against the Wilsonville Property and (ii) a pledge of 175,000 shares of Wilshire Financial Services Group Inc., as provided in Section 1(b) above, such deed of trust and pledged shares to be held by the Stockholder subject to the provisions of this Section 2(b). To secure performance of the Stockholder's obligations arising hereunder in connection with any exercise of the Put Option, upon mutual execution of this Agreement Stockholder shall deliver the Subject Shares, duly endorsed in blank, to the Company, to be held by the Company subject to the provisions of this
Section 2(b). The Company agrees to use its best efforts to complete a partition of the Wilsonville Property within one hundred eighty (180) days after the date of this Agreement, such partition to be made as contemplated by and consistent with existing agreements affecting the Wilsonville Property and the remainder of the parcel of which it is
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currently a part. The Company agrees to pay all reasonable costs and to use its best efforts to satisfy all governmental conditions (other than provision of access to the Wilsonville Property) related to the partition. If the partition has not been consummated within such one hundred eighty (180) day period (whether as a result of a delay in the partition process or otherwise) and the Stockholder determines in good faith and in its reasonable judgment that the partition is likely not to be completed within an additional period of sixty
(60) days commencing at the end of such one hundred eighty (180) day period or that the Company is likely not to be able to deed the Wilsonville Property to the Stockholder, within such 60-day period, subject only to liens, claims, charges and encumbrances approved in writing delivered by Stockholder to the Company within ninety (90) days after the date of this Agreement, then within ten (10) days after receipt of written notice of such determination (the "Property Delivery Failure Notice") by the Stockholder (which notice must be received by the Company within 10 days of the end of such one hundred eighty
(180) day period), the Company and the Stockholder shall meet to discuss alternatives to the Property Delivery. If a mutually acceptable alternative to the Property Delivery has not been agreed in writing within thirty (30) days after the parties' first meeting to discuss alternatives (i) the pledge with respect to the Subject Shares shall be terminated and any termination or cancellation costs shall be paid one-half by the Company and one-half by the Stockholder, (ii) the Subject Shares shall be returned to the Stockholder, (iii) the Stockholder shall return to the Company the pledged shares of Wilshire Financial Services Group Inc. and shall deliver to the Company an executed original request for full reconveyance of the trust deed relating to the Wilsonville Property and take all further actions necessary to fully reconvey the property to the Company and any costs associated therewith shall be paid one-half by the Company and one-half by the Stockholder and (iv) neither the Company nor the Stockholder shall have any further obligations or liability under this Section 2, except as expressly provided.

                  (c) PAYMENT AND DELIVERY. Payment of the Subject Shares Put Purchase Price shall be made to the Stockholder by the Company making the Cash Payment and delivering an Oregon statutory special warranty deed (the "Deed") representing the Wilsonville Property at the Put Option Closing and subject to the conditions specified in Section 2(b) above, against delivery by the Stockholder of a stock certificate or certificates representing Stockholder's Subject Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers, at the Company's offices simultaneously with the delivery of the Cash Payment and the Deed. In each case, the Subject Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. The Deed shall convey to the Stockholder (or its designee(s)) all of the Company's right, title and interest in the Wilsonville Property (such as it is) and be free and clear of any liens, claims, charges and encumbrances of State Street Bank and Trust Company, as Trustee, for certain lenders. As provided in Section 1(c) above, the Company shall pay the cost of the premium for one ALTA Owner's standard coverage title insurance policy insuring fee simple title vested in the Stockholder (or its designee(s)), subject only to liens, claims, charges and encumbrances approved in writing by both the Company and the Stockholder. All customary prorations, including without limitation real property taxes, shall be made as of the date of delivery of the Deed. Any escrow fee shall be paid one-half by the Company and one-half by the Stockholder. All other closing costs shall be paid by parties in accordance with local custom.
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                  (d) EXERCISE PERIOD. The Stockholder's right to require the
Company to purchase the Subject Shares will commence on January 2, 2003, and will terminate and expire on January 10, 2003 (such period, the "Put Option Exercise Period").

                  (e) EXERCISE OF PUT OPTION.

                           (i) At any time during the Put Option Exercise Period
after completion of a partition of the Wilsonville Property in accordance with this Section 2, the Stockholder may exercise the Put Option as to all (but not less than all) of the Subject Shares by delivering to the Company a written notice in substantially the form attached hereto as Exhibit 2(e) (the "Put Option Exercise Notice").

                           (ii) The Stockholder shall not be under any
obligation to exercise the Put Option, and may allow the Put Option to expire without purchasing any Subject Shares hereunder.

                  (f) CLOSING. The Closing for the purchase and sale, if any, of the Subject Shares (the "Put Option Closing") shall occur in Portland, Oregon, or such other location as the parties may agree, as promptly as practicable, and in any event within three (3) business days, after the Company's receipt of the Put Option Exercise Notice. Thereupon, the stock certificate or certificates representing Stockholder's Subject Shares, duly endorsed for transfer or accompanied by duly executed (and, if required, guaranteed) stock powers previously delivered by the Stockholder to the Company will be deemed to have been delivered to the Company. Purchased Subject Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. In the manner and subject to the terms set forth in this Section 2, the Company shall, against delivery of the Subject Shares, deliver the Deed to the Stockholder and pay to Stockholder the Cash Payment in U.S. dollars in immediately available funds, by wire transfer to such account as the Stockholder directs in writing at least two (2) days prior to the Put Option Closing.

                  (g) FRACTIONAL SHARES. The Company will not be required to purchase any fractional Subject Shares upon exercise of the Put Option.

                  (h) SECURITY FOR PERFORMANCE. Notwithstanding anything herein contained apparently to the contrary, the security granted by the parties to secure performance of their obligations hereunder shall apply, depending on which put option provided herein is exercised, if any, only to performance of the obligations arising in connection with the exercised put option, not both put options.

         3.       CONFIDENTIALITY; NON-DISPARAGEMENT.

                  (a) The Stockholder agrees to reasonably provide specific operations information to the Company as requested in a reasonable, timely and clear manner to allow the Company to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners by responding to reasonable inquiries as needed by telephone at no additional cost to the Company beyond what is provided by this Agreement and
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Company agrees it will reimburse the Stockholder's reasonable out-of-pocket expenses in providing such assistance.

                  (b) The Stockholder agrees that it will not engage in Detrimental Activity during and following the term of this Agreement. For purposes of this Agreement, "Detrimental Activity" shall mean: (i) the disclosure to anyone outside the Company, or the use in any manner other than in the furtherance of the Company's business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, except as required by law; (ii) any attempt, directly or indirectly by the Stockholder of Solicitation (as defined below) within 6 months of the end of this Agreement; (iii) any conduct by the Stockholder which would be considered to be self-dealing or which would conflict with the Company's interests, including the direct or indirect purchase or sale of, or loan or investment of any type in, any assets of the Company by the Stockholder or for the Stockholder's benefit or between the Stockholder and a third party which is unrelated to the Company, without the company's prior written authorization; (iv) the Stockholder's Disparagement (as defined herein), or inducement of others to do so, of the Company or its past and present officers, directors, employees or products; or (v) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to or in conflict with the interests of the Company. For purposes of this Agreement, "Disparagement" means making comments or statements to the press, the Company's employees, consultants or any individual or entity with whom the Company has a business relationship or otherwise taking any action, except as required by law, which could reasonably be expected to adversely affect in any manner: the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or the business reputation of the Company, or any of its products, or its past or present officers, directors or employees. For purposes of this Agreement, "Solicitation" shall mean recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or hiring or assisting another person or entity to hire (including, but not limited to identifying a nonclerical employee to another employer for employment) any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company; or, soliciting or inducing any customer of the Company to cease his or her relationship with the Company.

         4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to the Company, as of the date hereof and as of any closing date hereunder, as follows:

                  (a) OWNERSHIP. Stockholder beneficially owns the shares of Company Common Stock set forth opposite Stockholder's name(s) on Schedule 1 hereto and such shares are the only shares of the Company Common Stock beneficially or otherwise owned by the Stockholder.

                  (b) DUE AUTHORIZATION. Stockholder has all necessary power and authority (or, if an individual, capacity), to execute and deliver this Agreement and to consummate the
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transactions contemplated hereby. Stockholder beneficially owns all of its
Subject Shares with no restrictions on Stockholder's voting rights or rights of disposition pertaining thereto; such Subject Shares constitute all shares of Company Common Stock beneficially owned by Stockholder; and upon exercise of the Stockholder's Put Option provided herein (together with the Company's Put Option, the "Options"), Stockholder will deliver good and marketable title to the applicable shares of the Subject Shares (collectively, the "Option Shares") free and clear of liens, claims, encumbrances or rights or interests of others. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                  (c) NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation by Stockholder of the transactions contemplated hereby, will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

                  (d) KNOWLEDGE OF STOCKHOLDER; NO OTHER REPRESENTATIONS. Stockholder has independently acquired all of the necessary information that Stockholder requires in order to make an informed decision to enter into this Agreement and to grant the put option provided herein. Additionally, Stockholder is an experienced investor, well and independently informed of the Company's business, financial condition and prospects, and has not, in deciding to enter into this Agreement and to grant the option provided herein, relied on any representations or warranties by the Company other than those contained in this Agreement, and the Company has not made any such additional representations or warranties.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Stockholder, as of the date hereof, as follows:

                  (a) DUE AUTHORIZATION. The Company has the requisite capacity, power and authority to enter into and perform this Agreement. Assuming this Agreement has been duly and validly authorized, executed and delivered by Stockholder, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The Company agrees to cause each relevant affiliate of the Company to take any and all such acts as are reasonably necessary to implement and give effect to the agreements of the Company contained herein, including without limitation the grant of a trust deed on the Wilsonville Property as provided herein, and represents and warrants that each of such acts by each such affiliate will be for valuable consideration and binding upon and enforceable against the relevant affiliate.

                  (b) NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will conflict with or
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constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.

         6.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  (a) In the event of any change in the outstanding shares of Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of Subject Shares, and the option price per share therefor, shall be adjusted appropriately.

                  (b) In the event that the Company shall (i) enter into an agreement to consolidate with or merge into any Person, other than one of its subsidiaries or affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) enter into an agreement to permit any Person, other than the Company or one of its subsidiaries or affiliates, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (iii) liquidate, then, and in each such case, the Company shall thereafter, during the term of this Agreement, be entitled to receive, upon exercise of the Options, the securities or properties which a holder of the number of the Subject Shares or the Option Shares then deliverable upon the exercise thereof will be entitled to receive upon such consolidation, merger or liquidation, and Stockholder and the Company shall use their best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Options.

         7. TERMINATION. Except for the provisions of Sections 3, 4 and 5, this Agreement, and all rights and obligations of the parties hereunder, shall terminate on January 21, 2003, or the earlier exercise of one of the Options (but in no event sooner than three (3) business days following due and timely delivery hereunder of a put option exercise notice); provided that the remedy and enforcement provisions shall continue in effect for such period as needed in the event the transaction to be completed upon due and timely exercise of one of the Options has not been completed within three (3) business days after such exercise.

         8. TRANSFER OF THE SHARES.

                  (a) Prior to the termination of this Agreement, except as otherwise provided herein, Stockholder shall not: (i) transfer, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Subject Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares; (iv) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; or (v) take any other action, in each case if the same would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby.
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                  (b) Notwithstanding Subsection (a) above, Stockholder may make transfers of Subject Shares to Stockholder's spouse or lineal descendants, to any trust for the benefit of such holder or the benefit of such spouse and/or lineal descendants, to any corporation, limited liability company or partnership in which Stockholder, or the spouse and/or the lineal descendants of Stockholder, are the direct and beneficial owners of all of the equity interests for estate planning purposes (provided that Stockholder, such spouse and/or descendants agree in writing to remain the beneficial owners of all such interests until termination of this Agreement), or to the personal representative of Stockholder upon Stockholder's death for purposes of administration of Stockholder's estate or upon such holder's incompetency for purposes of the protection and management of the assets of Stockholder; PROVIDED that any such transferee shall, prior to such transfer, consent in a writing delivered to the Company to be bound by this Agreement and deliver to the Company an irrevocable power of attorney with respect to the transferred Subject Shares.

         9. NO SOLICITATION. Stockholder shall not, nor shall it permit any of its subsidiaries or any of its affiliates to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Stockholder or any of their subsidiaries or any of Stockholder's affiliates to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than the Company) relating to any transaction involving the sale of any of the assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its subsidiaries.

         10. MISCELLANEOUS.

                  (a) STOCKHOLDER CAPACITY. No person signing this Agreement as Stockholder shall be deemed to have made any agreement or understanding in his or her capacity as a director or officer of the Company and no action taken by any of the parties in his or her capacity as a director or officer of the Company shall be deemed a breach of this Agreement. Each person comprising Stockholder executes this Agreement solely in his or her capacity as the beneficial owner, where applicable, of Company Common Stock..

                  (b) EXPENSES. Each of the parties hereto shall bear and pay all of its own costs and expenses, incurred by it or on its behalf, in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as specifically provided herein.

                  (c) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time, in writing, by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY;
SEVERABILITY. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter
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hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term or provision of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms or provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If for any reason such court or regulatory agency determines that the Options do not permit Stockholder to sell the full number of shares of Company Common Stock as provided in Sections 2(a) and 3(a) it is the express intention of the Company to allow Stockholder to sell such lesser number of shares as may be permissible without any amendment or modification hereof.

                  (e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made between residents of that state, entered into and to be wholly performed within that state, except for corporate matters mandatorily governed by Maryland corporation law, which corporation law shall, to that extent only, govern.

                  (f) HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by facsimile transmission (with confirmation), or if mailed by registered or certified mail (return receipt requested) or by Federal Express or other recognized overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Stockholder, to:

                      The address set forth under Stockholder's name on Schedule 1 hereto.

                  If to the Company, to:

                      Andrew Wiederhorn
                      Fog Cutter Capital Group Inc.
                      1410 S.W. Jefferson Street
                      Portland, Oregon 97201
                      Telecopier no.:  (503) 553-7401

                      with a copy to:

                      James M. Waddington, Esq.
                      Proskauer Rose LLP
                      1285 Broadway
                      New York, New York 10036
                      Telecopier no.:  (212) 969-2900
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                  (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Options shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.

                  (j) FURTHER ASSURANCES. Stockholder and the Company shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in connection with the matters provided for hereby.

                  (k) SPECIFIC PERFORMANCE. The parties acknowledge that it would be impossible to fix money damages for violations of this Agreement and that such violations will cause irreparable injury for which adequate remedy at law is not available and, therefore, this Agreement must be enforced by specific performance or injunctive relief. The parties hereto agree that either party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection or defense to the imposition of such relief. Nothing herein shall be construed to prohibit either party from bringing any action for an injunction for a breach of this Agreement. Notwithstanding anything herein contained to the contrary, neither party shall have any recourse hereunder against the other party or any of its assets, except for the specific remedies provided in this subparagraph (k) and the specific security provided in this Agreement by such other party.

                  (l) SURVIVAL. The representations, warranties and agreements in this Agreement shall survive any Closing hereunder.

                  (m) NEGOTIATION; MEDIATION. The parties agree to make all reasonable efforts to settle any dispute arising under this Agreement through good-faith negotiation. In the event that negotiation between the parties is unsuccessful, the parties agree to attempt to settle outstanding issues through mediation. The mediator will act in a neutral capacity as a facilitator or intermediary, to assist the parties in arriving at a mutually acceptable resolution of the dispute. The mediator shall not have the power to render a binding decision or to serve as arbitrator, decisionmaker or fact-finder. The mediator will be chosen by mutual agreement of Stockholder and the Company. If the parties, within thirty days from the date of any put option exercise notice or the Property Delivery Failure Notice cannot reach an agreement on a mediator or if mediation fails to resolve the dispute(s) within thirty days after appointment of the mediator, the parties agree to submit the dispute(s) to binding arbitration in Portland, Oregon, pursuant to the rules of the Arbitration Service of Portland, Inc.

                  (n) INDEPENDENT COUNSEL. Each of the parties acknowledges that it has been represented, or has had the opportunity to be represented, by independent counsel of such party's choice throughout all negotiations that have preceded the execution of this Agreement and that, to the extent applicable to such party, has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel, as applicable, cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against either party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

                  (o) MUTUAL RELEASE. In consideration of the mutual covenants contained in this Agreement, including the payments to Stockholder and the transfers of the Subject Shares to Company pursuant to this Agreement, Stockholder and Company, each for itself and for its respective successors and assigns (as to each party and its respective successors and assigns, as applicable, hereinafter referred to collectively as "Releasers"), forever release and discharge the Company or the Stockholder, as applicable, and any and all of its respective subsidiaries, divisions, affiliated entities, employee benefits and/or pension plans or funds, successors and assigns, and all of its or their respective past and present officers, directors, members, shareholders, trustees, agents and employees (as to each such party and its respective entities and persons, as applicable, hereinafter referred to collectively as the "Entities and Persons"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company or the Stockholder, as applicable, ever had, or may have, or now has, against the Entities and Persons of the other by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of this Agreement. Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which Jordan D. Schnitzer is or was entitled under the Company's Certificate of Incorporation or By-laws or otherwise with regard to his service as a director of the Company.

[SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Stockholder and the Company have executed this Property Option Agreement, each as of the day and year first written above.

                                  FOG CUTTER CAPITAL GROUP INC.


                                  By:  /s/ R. Scott Stevenson
                                       -----------------------------------
                                       Name:
                                       Title:  SVP - CFO

                                  STOCKHOLDER:


                                  By:  /s/ Jordan D. Schnitzer
                                       -----------------------------------
                                       Name:  Jordan D. Schnitzer, Individually


                                  By:  /s/ Edward P. Borst
                                       -----------------------------------
                                       Name:  Edward P. Borst, Individually

                                   SCHEDULE 1

                                   STOCKHOLDER

         STOCKHOLDER                                   SUBJECT SHARES

Jordan D. Schnitzer                                        497,835

Edward P. Borst                                            229,400
                                                           -------

    TOTAL                                                  727,235

1121 SW Salmon, 5th Floor
Portland, OR 97205
Telecopier no.: 503-248-9140

With a copy to:

Thomas R. Nicolai
Stoel Rives LLP
900 SW 5th Avenue, Suite 2600
Portland, OR 97204
Telecopier no.: 503-220-2480

                                   SCHEDULE 2

                              WILSONVILLE PROPERTY

                                    G.I. JOES
                               WILSONVILLE, OREGON

All right, title and interest of Company in and to that real property described below, the record title to which is held by Madrona Park II, LLC, or its successors or assigns, subject to certain covenants and conditions set forth in that Statutory Special Warranty Deed ("Deed") originally recorded October 10, 2000 in the records of Clackamas County, Oregon at Document No. 2000-066042:

9805 SW BOECKMAN ROAD
WILSONVILLE, OR  97070

A tract of land in the South half of the Southwest quarter of Section 11, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, said tract being a portion of those tracts of land conveyed to Edward W. Boeckman as recorded in Book 106, Page 316, Deed Records, and Ernst A. Boeckman, Jr. as recorded in Book 106, Page 317, Deed Records; said tract is described as follows:

BEGINNING at a 5/8 inch iron rod on the North line of that 25.00 foot wide tract of land conveyed to the City of Wilsonville, for road purposes, as recorded as Recorder's Fee No. 72-33376, Film Records, said beginning point bears South 89(Degree)34'52" West 1330.42 feet and North 00(Degree)27'08" West 25.00 feet from the quarter corner on the South line of Section 11, said beginning point also being on the Easterly line of that Transmission Line Easement conveyed to the United States of America as recorded in Book 522, Page 49 and in Book 515, Page 231, Deed Records; thence North 00(Degree)27'08" West 1292.97 feet along the East line of said easement to a 5/8 inch iron rod on the South line of that tract of land conveyed to George F. Boeckman as recorded in Book 105, Page 454, Deed Records; thence North 89(Degree)28'53" East 556.25 feet along the said South line of George Boeckman tract to a 5/8 inch iron rod on the Westerly line of the Oregon Electric Railway Company right of way; thence following the Westerly line thereof; South 32(Degree)07'22" East 337.01 feet to a 5/8 inch iron rod at a point of curve; thence on a 2639.93 foot radius curve to the right 1083.79 feet along the arc (the long chord bears south 21(Degree)11'24" East 1077.23 feet) to a 5/8 inch iron rod on the North line of the aforesaid City of Wilsonville tract; thence South 89(Degree)34'52" West 1114.63 feet to the point of beginning.

EXCEPTING THEREFROM the Southerly 18 feet conveyed to the City of Wilsonville for roadway purposes by instrument recorded February 27, 1979 as Fee No. 79-8026, Clackamas County Records.

ALSO EXCEPTING the Westerly 31 feet dedicated to the City of Wilsonville for road purposes, said dedication parcel being more particularly described as follows:

A tract of land in the South half of the Southwest quarter of Section 11, Township 3 South, Range 1 West, of the Willamette Meridian, in the County of Clackamas and State of Oregon, said tract being a portion of those tracts of land conveyed to Edward W. Boeckman as recorded in Book 106, Page 316, Deed Records and Ernst A. Boeckman, Jr., as recorded in Book 106, Page 317, Deed Records; said tract is described as follows:

Beginning at a 5/8 inch iron rod on the North line of that 25.00 foot wide tract of land conveyed to the City of Wilsonville, for road purposes, as recorded as Recorder's Fee No. 72-33376, Film Records, said beginning point bears South 89(Degree)34'52" West 1330.42 feet and North 00(Degree)27'08" West 25.00 feet from the quarter corner on the South line of Section 11, said beginning point also being on the Easterly line of that Transmission Line Easement conveyed to the United States of America as recorded in Book 522, Page 49, and in Book 515, Page 231, Deed Records; thence North 00(Degree)27'08" West 1292.97 feet along the East line of said easement to a 5/8 inch iron rod on the South line of that tract of land conveyed to George F. Boeckman as recorded in Book 105, Page 454, Deed Records; thence North 89(Degree)28'53" East 31.00 feet along the said South line of the George Boeckman tract; thence south 00(Degree)27'08" East 1293.02 feet to the North line of the aforesaid City of Wilsonville tract; thence South 89(Degree)34'52" West 31.00 feet to the point of beginning.

                                  EXHIBIT 1(b)

                                   TRUST DEED

                                  EXHIBIT 1(e)

                          NOTICE OF PUT OPTION EXERCISE

[Name and address of Stockholder(s)]



Dear [Name]:

         Reference is made to that certain Property Option Agreement (the "OPTION AGREEMENT") dated as of March __, 2002, by and between you and Fog Cutter Capital Group Inc. (the "Company"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

         1. EXERCISE OF OPTION. The Company hereby elects to exercise its option to require you to purchase the Wilsonville Property at the Property Put Purchase Price.

         2. TENDER OF THE PURCHASE PRICE. You will cause the Property Put Purchase Price to be delivered to the Company at the Put Option Closing, which will take place at [time and place].

         3. TENDER OF DEED. The Company will tender the Deed at the Put Option Closing.

         IN WITNESS WHEREOF, the Company has caused this Put Option Exercise Notice to be executed as of the ____ day of _________, 200__.

                                       FOG CUTTER CAPITAL GROUP INC.


                                       By:
                                          --------------------------------------
                                          Name: Andrew Wiederhorn
                                          Title: CEO

                                  EXHIBIT 2(d)

                          NOTICE OF PUT OPTION EXERCISE

[Name and address of the Company]



Dear [Name]:

         Reference is made to that certain Property Option Agreement (the "OPTION AGREEMENT") dated as of March __, 2002, by and between the Stockholder and Fog Cutter Capital Group Inc. (the "Company"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

         1. EXERCISE OF OPTION. The Stockholder hereby elects to exercise its option to put all of the Subject Shares to the Company at the Subject Shares Put Purchase Price.

         2. TENDER OF THE PURCHASED SHARES. The Stockholder will cause the Subject Shares to be delivered to the Company at the Put Option Closing, which will take place at [time and place].

         3. TENDER OF PURCHASE PRICE. The Company will tender the Subject Shares Put Purchase Price at the Put Option Closing.

         IN WITNESS WHEREOF, the Stockholder(s) has caused this Put Option Exercise Notice to be executed as of the ____ day of _________, 200__.


                                  By:
                                      ------------------------------------
                                      Name:  Jordan D. Schnitzer, Individually


                                  By:
                                      ------------------------------------
                                      Name:  Edward P. Borst, Individually